                                                                    EXHIBIT 99.5

                    [NAUGATUCK VALLEY SAVINGS AND LOAN LOGO]


                                333 CHURCH STREET
                          NAUGATUCK, CONNECTICUT 06770
                                 (203) 720-5000

                     NOTICE OF SPECIAL MEETING OF DEPOSITORS

         On [MEETING DATE], Naugatuck Valley Savings and Loan will hold a special meeting of depositors at [MEETING LOCATION]. The meeting will begin at [MEETING TIME], local time. At the meeting, depositors will consider and act on the following:

         1. The plan of reorganization and minority stock issuance pursuant to which Naugatuck Valley Savings and Loan will be reorganized into the mutual holding company structure. As part of the voting on the plan of reorganization, depositors will be approving the proposed charters and bylaws for Naugatuck Valley Savings and Loan, Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company attached to the plan of reorganization. Pursuant to the plan of reorganization, Naugatuck Valley Financial Corporation will issue 55% of its common stock to Naugatuck Valley Mutual Holding Company, a federally chartered mutual holding company that will be formed pursuant to the plan of reorganization, will offer for sale to eligible depositors 43% of its common stock and, assuming approval of Proposal 2, will contribute 2% of its common stock to Naugatuck Valley Savings and Loan Foundation;

         2. The establishment of Naugatuck Valley Savings and Loan Foundation, a Delaware non-stock corporation, dedicated to the promotion of charitable purposes within the Greater Naugatuck Valley of Connecticut and neighboring communities, and the contribution of a number of shares of authorized but unissued Naugatuck Valley Financial Corporation common stock in an amount equal to 2% of the common stock issued in the reorganization concurrently with completion of the reorganization of Naugatuck Valley Savings and Loan into the mutual holding company form of organization; and

         3. Such other business that may properly come before the special meeting or any adjournment of the special meeting.

                  NOTE: The Board of Directors is not aware of any such other business at this time.

       The Board of Directors has fixed [RECORD DATE] as the record date for the determination of depositors of Naugatuck Valley Savings and Loan entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. Only depositors of Naugatuck Valley Savings and Loan, as of [RECORD DATE], will be entitled to vote at the special meeting.

       PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD(S) SOLICITED BY THE BOARD OF DIRECTORS AND MAIL THE PROXY CARD(S) PROMPTLY IN THE ENCLOSED PROXY REPLY ENVELOPE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

       NOT VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS. VOTING DOES NOT OBLIGATE YOU TO PURCHASE STOCK IN OUR STOCK OFFERING.

                                     By Order of the Board of Directors




                                     Bernadette A. Mole
                                     Corporate Secretary

Naugatuck, Connecticut
[MAIL DATE]

                             QUESTIONS AND ANSWERS

           FOR DEPOSITORS OF NAUGATUCK VALLEY SAVINGS AND LOAN, S.B.

         You should read this document and the accompanying prospectus (which includes a detailed index) for more information about the mutual holding company reorganization and the related stock offering.

Q.       WHAT IS THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE?

A. Naugatuck Valley Savings and Loan is undergoing a transaction referred to as a mutual holding company reorganization. In addition, in connection with the reorganization, Naugatuck Valley Savings and Loan is undergoing a charter conversion. Currently, Naugatuck Valley Savings and Loan is a Connecticut-chartered mutual (meaning no stockholders) savings bank. As a result of the reorganization and charter conversion, Naugatuck Valley Savings and Loan will become a federally chartered stock savings bank in the mutual holding company structure with two holding companies. Naugatuck Valley Savings and Loan will form a new federally chartered stock holding company, Naugatuck Valley Financial, that will sell 43% of its common stock to the public and the Naugatuck Valley Savings and Loan employee stock ownership plan and will issue 55% of its common stock to Naugatuck Valley Mutual, a mutual holding company to be formed by Naugatuck Valley Savings and Loan. As part of the reorganization, we also intend to contribute 2% of the common stock issued in the reorganization to the Naugatuck Valley Savings and Loan Foundation, a charitable foundation we will form. After the reorganization, Naugatuck Valley Financial will own 100% of Naugatuck Valley Savings and Loan's common stock.

Q. WHAT ARE THE REASONS FOR THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE?

A.       Our primary reasons for the reorganization are to:

         o structure our business in a form that will enable us to access capital markets;

         o permit us to control the amount of capital being raised to enable us to prudently deploy the proceeds of the offering;

         o        support future lending and growth;

         o enhance our ability to attract and retain qualified directors, management and staff through stock-based compensation plans; and

         o support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

Q.       WHAT IS THE NAUGATUCK VALLEY SAVINGS AND LOAN FOUNDATION?

A. To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Naugatuck Valley Savings and Loan Foundation, as part of the reorganization. We will fund the foundation with 2% of the shares of our common stock issued in the reorganization. The Naugatuck Valley Savings and Loan Foundation will make grants and donations to non-profit and community groups and projects located within our market area.

                                        i

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Q.       WILL I SEE CHANGES AT NAUGATUCK VALLEY SAVINGS AND LOAN?

A. It will be business as usual. The reorganization, an internal restructuring, will alter our corporate form of organization, but not our business relationships. Naugatuck Valley Savings and Loan's Board of Directors, management and employees will continue to serve our customers in the same office.

Q. ARE ALL CUSTOMERS ELIGIBLE TO VOTE ON THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE AND THE ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION?

A. All depositors of Naugatuck Valley Savings and Loan as of [RECORD DATE] are eligible to vote, and have been mailed this proxy statement and proxy card(s).

Q. WHY SHOULD I VOTE ON THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE AND ON THE ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION?

A. You are not required to vote on either of the two proposals. However, in order for us to implement the plan of reorganization, complete the stock offering and establish and fund the charitable foundation, we must receive the affirmative vote of a majority of the total votes eligible to be cast by our depositors on both proposals. Voting does not obligate you to purchase shares of common stock in the offering.

         The charitable foundation will only be established and funded if both proposals are approved. If the plan of reorganization is approved and the charitable foundation is not approved, we may determine to complete the reorganization without the establishment of the charitable foundation.

Q.       WHAT HAPPENS IF I DO NOT VOTE?

A. Your vote is very important. If you do not vote all the proxy card(s) you receive it will have the same effect as voting against the plan of reorganization and the establishment and funding of the charitable foundation. Without sufficient favorable votes for the plan of reorganization, we cannot proceed with the reorganization and related stock offering.

         The proposal to establish and fund the charitable foundation will be effective only upon the approval of the plan of reorganization as set forth in Proposal 1.

Q.       HOW DO I VOTE?

A. Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING "AGAINST" THE PLAN OF REORGANIZATION AND THE ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION.

Q.       HOW MANY VOTES ARE AVAILABLE TO ME?

A. Depositors are entitled to one vote for each $100 on deposit. No depositor may cast more than 1,000 votes. Proxy cards are not imprinted with the applicable numbers of votes. However, votes will be automatically tallied by computer upon receipt of the returned proxy cards.

Q.       WHY DID I RECEIVE MORE THAN ONE PROXY CARD?

A. If you had more than one deposit account on [RECORD DATE], you may have received more than one proxy card, depending on the ownership structure of your accounts. THERE ARE NO DUPLICATE CARDS - PLEASE PROMPTLY VOTE ALL THE PROXY CARDS THAT WE SENT TO YOU.

                                       ii

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Q.       MORE THAN ONE NAME APPEARS ON MY PROXY CARD(S). WHO MUST SIGN?

A. The names reflect the registration (ownership) of your deposit account(s). Proxy cards for joint deposit accounts require the signature of only one of the owners. Proxy cards for trust or custodian accounts must be signed by the trustee or the custodian, not the beneficiary whose name is on the account.

Q. WILL THE REORGANIZATION HAVE ANY EFFECT ON MY DEPOSIT AND LOAN ACCOUNTS AT NAUGATUCK VALLEY SAVINGS AND LOAN?

A. No. The account number, amount, interest rate and withdrawal rights of each deposit account will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the legal limits. Loans and rights of borrowers will not be affected. You will no longer have voting rights as a depositor of Naugatuck Valley Savings and Loan. Only Naugatuck Valley Financial Corporation public stockholders and members of Naugatuck Valley Mutual Holding Company will have voting rights in Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company, respectively.

                                   QUESTIONS?

                           Call our Information Center
                                at _____________

      9:30 a.m. to 4:00 p.m. Eastern Daylight Time, Monday through Friday.
          The Information Center is closed weekends and bank holidays.
      Your Vote Is Very Important. Please Promptly Mail Your Proxy Card(s).


                                       iii


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                        NAUGATUCK VALLEY SAVINGS AND LOAN

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Naugatuck Valley Savings and Loan to be used at a special meeting of depositors. The special meeting will be held at the [MEETING LOCATION] on [MEETING DATE] at [MEETING TIME], local time. This proxy statement and the enclosed proxy cards are being first mailed to depositors on or about [MAIL DATE].

                           VOTING AND PROXY PROCEDURE

WHO CAN VOTE AT THE MEETING

         The Board of Directors has fixed [RECORD DATE] as the record date for the determination of depositors entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the special meeting. All depositors of Naugatuck Valley Savings and Loan, as of [RECORD DATE], will be entitled to vote at the special meeting.

         Each depositor as of the close of business on [RECORD DATE] will be entitled to cast one vote per $100, or fraction thereof, of the participation value of all of such depositor's deposit accounts in Naugatuck Valley Savings and Loan as of the close of business on [RECORD DATE]. However, no depositor may cast more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate $100,000 account in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Our records indicate that as of the close of business on [RECORD DATE], there were approximately ________ depositors entitled to cast a total of ________ votes at the special meeting.

         Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and qualified plan accounts established at Naugatuck Valley Savings and Loan, the beneficiary may direct the custodian's vote on the plan of reorganization and establishment and funding of the charitable foundation by returning a completed proxy card to Naugatuck Valley Savings and Loan.

VOTE REQUIRED

         Any number of depositors present and voting, represented in person or by proxy, at the special meeting will constitute a quorum.

         You may vote in favor of or against each proposal. The adoption of the plan of reorganization and the establishment and funding of the charitable foundation each require approval by at least a majority of the total number of votes entitled to be cast at the special meeting. If there are insufficient votes for approval of the plan of reorganization and/or approval of the establishment and funding of the charitable foundation at the time of the special meeting, the special meeting may be adjourned to permit further solicitation of proxies.

VOTING BY PROXY

         Our Board of Directors is sending you this proxy statement for the purpose of requesting that you allow your votes to be represented at the special meeting by the persons named in the enclosed proxy card. All votes represented at the special meeting by properly executed and dated proxies will be cast according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your votes will be cast as recommended by our Board of Directors. Our Board of Directors recommends that you vote FOR approval of the plan of reorganization and FOR approval of the establishment and funding of the charitable foundation. Pre-existing proxies cannot be utilized in connection with the proposed plan of reorganization and the related transactions provided for in the plan of reorganization and/or the establishment and funding of the charitable foundation. The proxies being solicited by our Board of Directors are only for use at the special meeting and at any adjournment of the special meeting and will not be used for any other meeting.

         If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to cast your votes. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. We may adjourn or postpone the meeting in order to solicit additional proxies if we have not received a sufficient number of votes to approve the plan of reorganization and/or the establishment and funding of the charitable foundation. However, no proxy that is voted against the plan of reorganization and/or the establishment and funding of the charitable foundation will be voted in favor of adjournment to solicit additional proxies. If the special meeting is postponed or adjourned, your votes may be cast by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the special meeting.

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Naugatuck Valley Savings and Loan in writing before your votes have been cast at the special meeting, deliver a later-dated proxy, or attend the meeting and cast your votes in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

SOLICITATION OF PROXIES AND TABULATION OF THE VOTE

         To the extent necessary to permit approval of the plan of reorganization and the establishment and funding of the charitable foundation, proxies may be solicited by certain of our officers, directors or employees by telephone or through other forms of communication and, if necessary, the special meeting may be adjourned to a later date. Such persons will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with such solicitation. We will bear all costs associated with proxy solicitation and vote tabulation. In addition, Ryan Beck & Co., Inc. may assist us in soliciting proxies for the special meeting.

PROPOSAL 1 -- APPROVAL OF THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

GENERAL

         On May 17, 2004, and as amended on June 15, 2004, our Board of Directors unanimously adopted the plan of reorganization and minority stock issuance. Under the plan of reorganization, we will reorganize into the mutual holding company structure, convert from the mutual to stock form of organization and become a wholly owned subsidiary of Naugatuck Valley Financial Corporation, a federal stock corporation that we will form. In approving the plan of reorganization, depositors will also be approving the proposed charters and bylaws for Naugatuck Valley Savings and Loan, Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company attached to the plan of reorganization.

         The plan of reorganization also includes the offering by Naugatuck Valley Financial Corporation of 43% of its common stock to qualifying depositors of Naugatuck Valley Savings and Loan in a subscription offering and, if necessary, to members of the general public through a community offering and, possibly, a syndicate of registered broker-dealers. Pursuant to the plan of reorganization, Naugatuck Valley Financial Corporation will issue 55% of its common stock to Naugatuck Valley Mutual Holding Company. In addition, assuming approval of establishment and funding of the charitable foundation, Naugatuck Valley Financial Corporation will contribute 2% of its common stock to the charitable foundation. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Naugatuck Valley Financial Corporation and Naugatuck Valley Savings and Loan as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Naugatuck Valley Financial Corporation from the sale of the common stock. If the reorganization is terminated, Naugatuck Valley Savings and Loan would be required to charge all reorganization expenses against current income.

         THE OFFICE OF THRIFT SUPERVISION APPROVED OUR PLAN OF REORGANIZATION, SUBJECT TO, AMONG OTHER THINGS, APPROVAL OF THE PLAN OF REORGANIZATION BY DEPOSITORS. HOWEVER, APPROVAL BY THE OFFICE OF THRIFT SUPERVISION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF REORGANIZATION.

DESCRIPTION OF THE REORGANIZATION

         We are undergoing a transaction referred to as a mutual holding company reorganization. Currently, we are a mutual (meaning no stockholders) savings bank. The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company form or organization, we will be a federally chartered stock savings bank and all of our stock will be owned by Naugatuck Valley Financial Corporation. In addition, 45% of Naugatuck Valley Financial Corporation's stock will be owned by the public, our employee stock ownership plan and our charitable foundation, and 55% of Naugatuck Valley Financial Corporation's stock will be owned by Naugatuck Valley Mutual Holding Company. Naugatuck Valley Savings and Loan's depositors will become members of Naugatuck Valley Mutual Holding Company.

         After the reorganization, our ownership structure will be as follows:

                                         --------------------------------
--------------------------------         |           PUBLIC             |
|   NAUGATUCK VALLEY MUTUAL    |         |  STOCKHOLDERS (INCLUDING OUR |
|       HOLDING COMPANY        |         |     CHARITABLE FOUNDATION)   |
--------------------------------         --------------------------------
           |    ____% of                             |   ___% of
           |    common                               |   common
           |    stock                                |   stock
           |                                         |
         --------------------------------------------------------
         |         NAUGATUCK VALLEY FINANCIAL CORPORATION        |
         --------------------------------------------------------
                                  |    100% of common
                                  |    stock
         --------------------------------------------------------
         |          NAUGATUCK VALLEY SAVINGS AND LOAN           |
         --------------------------------------------------------

         Consummation of the reorganization (including the offering of common stock in the offering) is conditioned upon the approval of the plan of reorganization by (i) the Office of Thrift Supervision and (ii) at least a majority of the total number of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan at the special meeting of depositors.

         A detailed description of Naugatuck Valley Savings and Loan and the proposed reorganization and related stock offering is contained in the prospectus, which has been delivered with this proxy statement and which is incorporated in this proxy statement by reference. Details of the reorganization can be found in the prospectus section entitled "The Reorganization and Stock Offering." A copy of the plan of reorganization and the attached charters and bylaws of Naugatuck Valley Savings and Loan, Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company are available upon written request to Naugatuck Valley Savings and Loan at the address on the front of this proxy statement. In order to receive timely delivery of the documents in advance of the special meeting of depositors, you should make your request no later than [RETURN DATE].

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         THE ENCLOSED PROSPECTUS IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND
CONTAINS DETAILED INFORMATION ABOUT NAUGATUCK VALLEY SAVINGS AND LOAN, NAUGATUCK VALLEY FINANCIAL CORPORATION, NAUGATUCK VALLEY MUTUAL HOLDING COMPANY AND THE REORGANIZATION, INCLUDING THE RIGHTS OF THE DEPOSITORS OF NAUGATUCK VALLEY SAVINGS AND LOAN ENTITLED TO SUBSCRIBE FOR SHARES OF NAUGATUCK VALLEY FINANCIAL CORPORATION COMMON STOCK IN THE STOCK OFFERING. YOU ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY BEFORE SUBMITTING YOUR PROXY CARD(S).

         THE ENCLOSED PROSPECTUS IS NOT AN OFFER TO SELL NOR A SUBSTITUTE OF ANY OFFER TO BUY COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

REASONS FOR REORGANIZATION

         Our primary reasons for the reorganization are to:

         o structure our business in a form that will enable us to access capital markets;

         o permit us to control the amount of capital being raised to enable us to prudently deploy the proceeds of the offering;

         o        support future lending and growth;

         o enhance our ability to attract and retain qualified directors, management and staff through stock- based compensation plans; and

         o support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets.

         The disadvantages of the reorganization considered by our Board of Directors are:

         o additional expense and effort of operating as a public company listed on the Nasdaq Stock Market;

         o the inability of stockholders other than Naugatuck Valley Mutual Holding Company to obtain majority ownership of Naugatuck Valley Financial Corporation and Naugatuck Valley Savings and Loan, which may result in the perpetuation of our management and board of directors; and

         o the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time which may have an adverse impact on stockholders other than Naugatuck Valley Mutual Holding Company.

         See "The Reorganization and Stock Offering-Reasons for the Reorganization" in the prospectus for a more detailed discussion of the basis upon which our Board of Directors determined to undertake the proposed reorganization. As more fully discussed in that section and in other sections of the prospectus, our Board of Directors believes that the plan of reorganization is in the best interest of Naugatuck Valley Savings and Loan, its depositors and the customers and communities it serves.

EFFECTS OF REORGANIZATION ON DEPOSITS, BORROWERS AND MEMBERS

         While the reorganization is being accomplished, the normal business of Naugatuck Valley Savings and Loan will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for our depositors and borrowers under current policies by our present management and staff. In addition, the reorganization will not affect any deposit accounts or borrower relationships with us.

         After the reorganization, direction of Naugatuck Valley Savings and Loan will continue to be under the control of its board of directors. Naugatuck Valley Financial Corporation, as the holder of all of the outstanding common stock of Naugatuck Valley Savings and Loan, will have exclusive voting rights with respect to any matters concerning Naugatuck Valley Savings and Loan requiring stockholder approval, including the election of directors.

         After the reorganization, stockholders of Naugatuck Valley Financial Corporation will have exclusive voting rights with respect to any matters concerning Naugatuck Valley Financial Corporation requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Naugatuck Valley Financial Corporation, Naugatuck Valley Mutual Holding Company will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

         Holders of deposit accounts of Naugatuck Valley Savings and Loan will become members of Naugatuck Valley Mutual Holding Company. Such persons will be entitled to vote on all questions requiring action by the members of Naugatuck Valley Mutual Holding Company, including the election of directors of Naugatuck Valley Mutual Holding Company. In addition, all persons who become depositors of Naugatuck Valley Savings and Loan following the reorganization will have membership rights with respect to Naugatuck Valley Mutual Holding Company. Borrowers will not receive membership rights.

         See "The Reorganization and Stock Offering-Effects of Reorganization on Deposits, Borrowers and Members" in the prospectus for a more detailed discussion of the effect of the reorganization on the continuity of Naugatuck Valley Savings and Loan, deposit accounts and loans, voting rights of members and liquidation rights.

DIRECTORS AND EXECUTIVE OFFICERS

         See "Our Management" in the prospectus for a discussion of the directors and executive officers of Naugatuck Valley Savings and Loan.

MANAGEMENT COMPENSATION

         See "Our Management" in the prospectus for a discussion of management remuneration.

BUSINESS OF NAUGATUCK VALLEY SAVINGS AND LOAN

         See "Our Business" in the prospectus for a discussion of the business of Naugatuck Valley Savings and Loan. See also "Selected Financial and Other Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Regulation and Supervision" and "Federal and State Taxation."

DESCRIPTION OF THE PLAN OF REORGANIZATION

         The Office of Thrift Supervision has approved the plan of reorganization, subject to its approval by Naugatuck Valley Savings and Loan's depositors and the satisfaction of certain other conditions. However, approval by the Office of Thrift Supervision does not constitute a recommendation or endorsement of the plan of reorganization. See "The Reorganization and Stock Offering" in the prospectus for a description of the plan of reorganization. See also "Summary," "Pro Forma Data," "Subscriptions By Executive Officers and Directors" and "Federal and State Taxation."

DESCRIPTION OF CAPITAL STOCK

         See "Description of Naugatuck Valley Financial Corporation Capital Stock" in the prospectus for a description of the common stock to be offered. See also "Market for the Common Stock." Naugatuck Valley Financial Corporation will, where practicable, use its best efforts to encourage and assist professional market makers in establishing and maintaining a market for the common stock of Naugatuck Valley Financial Corporation.

CAPITALIZATION

         See "Capitalization" in the prospectus for a description of the capitalization of Naugatuck Valley Savings and Loan and the pro forma capitalization of Naugatuck Valley Financial Corporation.

USE OF NEW CAPITAL

         See "Use of Proceeds" in the prospectus for a description of the purposes for which the net proceeds from the common stock to be sold are intended to be invested or otherwise used.

NEW CHARTERS, BYLAWS OR OTHER DOCUMENTS

         In approving the plan of reorganization, depositors will also be approving the proposed charters and bylaws for Naugatuck Valley Savings and Loan, Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company attached to the plan of reorganization. Upon completion of the reorganization, our mutual charter and bylaws will be extinguished and Naugatuck Valley Savings and Loan will be governed by the stock charter and bylaws. See "The Reorganization and Stock Offering" for disclosure concerning any material differences in Naugatuck Valley Savings and Loan's mutual charter and bylaws and Naugatuck Valley Savings and Loan's stock charter and bylaws.

         In addition, although the Board of Directors of Naugatuck Valley Financial Corporation is not aware of any effort that might be made to obtain control of Naugatuck Valley Financial Corporation after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Naugatuck Valley Financial Corporation's Board of Directors. Such provisions include the following:

         o a 10% limitation on voting rights for a period of five years after the date of the reorganization;

         o a classified board of directors divided into three classes, each of which contains approximately one-third of the number of directors;

         o the board of directors' ability to fill vacancies on the board and the ability of stockholders to remove directors only for cause and only upon the vote of a majority of the outstanding shares of voting stock;

         o a director qualification provision regarding criminal or dishonest actions;

         o limitations on stockholder action by written consent and calling of special meetings of stockholders;

         o advance notice provisions for stockholder nominations and proposals; and

         o        authorized but unissued shares of capital stock.

OTHER MATTERS

         Naugatuck Valley Financial Corporation will register its capital stock under Section 12(g) of the Securities Exchange Act, as amended, and it will not deregister the stock for a period of at least three years in accordance with applicable regulations.

FINANCIAL STATEMENTS

         See "Financial Statements" included in the prospectus.

CONSENTS OF EXPERTS AND REPORTS

         See "Experts" in the prospectus for a description of the consents of experts. See also "Financial Statements" included in the prospectus.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

         Our Board of Directors recommends that you vote FOR the proposal to approve the plan of reorganization.

         Voting for the plan of reorganization will not obligate you to purchase any common stock.

               PROPOSAL 2 -- APPROVAL OF THE CHARITABLE FOUNDATION

GENERAL

         In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish Naugatuck Valley Savings and Loan Foundation as a non-stock Delaware corporation in connection with the reorganization. The foundation will be funded with Naugatuck Valley Financial Corporation common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of Naugatuck Valley Savings and Loan' community banking franchise. The reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

PURPOSE OF THE CHARITABLE FOUNDATION

         We emphasize community lending and community activities. Naugatuck Valley Savings and Loan Foundation is being formed to complement, not to replace our existing community activities. Although we intend to continue to emphasize community lending and community activities following the reorganization, such activities are not our sole corporate purpose. Naugatuck Valley Savings and Loan Foundation, on the other hand, will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Naugatuck Valley Savings and Loan Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Naugatuck Valley Savings and Loan received a "Satisfactory" rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

         We further believe that the funding of Naugatuck Valley Savings and Loan Foundation with Naugatuck Valley Financial Corporation common stock will allow our community to share in the potential growth and success of Naugatuck Valley Financial Corporation long after the reorganization. Naugatuck Valley Savings and Loan Foundation will accomplish that goal by providing for continued ties between it and Naugatuck Valley Savings and Loan, thereby forming a partnership within the communities in the Greater Naugatuck Valley of Connecticut.

         We do not expect the contribution to Naugatuck Valley Savings and Loan Foundation to take the place of our traditional community lending and charitable activities. For the year ended December 31, 2003, we contributed $50,000 to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, Naugatuck Valley Financial Corporation intends to contribute to Naugatuck Valley Savings and Loan Foundation a number of shares of Naugatuck Valley Financial Corporation common stock in an amount up to 2% of the common stock issued in the reorganization, including shares issued to Naugatuck Valley Mutual Holding Company and to the charitable foundation.

STRUCTURE OF THE CHARITABLE FOUNDATION

         Naugatuck Valley Savings and Loan Foundation will be incorporated under Delaware law as a non-stock corporation. The charter of Naugatuck Valley Savings and Loan Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code.

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



Naugatuck Valley Savings and Loan Foundation's charter will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

         We have selected three of our current directors, Messrs. Lengyel, Mengacci and Roman, to serve on the initial board of directors of the foundation. See "Our Management" in the prospectus for a discussion of the initial members of the board of directors. As required by OTS regulation, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size of and composition of its board of directors. For five years after the reorganization, one seat on the foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation's board of directors will be reserved for one of our directors.

         The board of directors of Naugatuck Valley Savings and Loan Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Naugatuck Valley Savings and Loan Foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Naugatuck Valley Savings and Loan Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock of Naugatuck Valley Financial Corporation held by the foundation. However, as required by OTS regulations, all shares of common stock held by Naugatuck Valley Savings and Loan Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by shareholders of Naugatuck Valley Financial Corporation.

         Naugatuck Valley Savings and Loan Foundation's place of business will be located at our administrative offices. The board of directors of Naugatuck Valley Savings and Loan Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between Naugatuck Valley Savings and Loan and the foundation.

         Naugatuck Valley Savings and Loan Foundation will receive working capital from: (1) any dividends that may be paid on Naugatuck Valley Financial's common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Naugatuck Valley Savings and Loan Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Naugatuck Valley Financial Corporation is that the amount of common stock that may be sold by Naugatuck Valley Savings and Loan Foundation in any one year shall not exceed 5% of the average market value of the assets held by Naugatuck Valley Savings and Loan Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

TAX CONSIDERATIONS

         Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Naugatuck Valley Savings and Loan Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Naugatuck Valley Savings and Loan Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Naugatuck Valley Savings and Loan Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Naugatuck Valley Financial Corporation held by Naugatuck Valley Savings and

Loan Foundation must be voted in the same ratio as all other outstanding shares of common stock of Naugatuck Valley Financial Corporation on all proposals considered by shareholders of Naugatuck Valley Financial Corporation.

         Naugatuck Valley Financial Corporation is authorized to make charitable contributions. We believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Naugatuck Valley Savings and Loan Foundation on the amount of common stock to be sold in the reorganization. We believe that the contribution to Naugatuck Valley Savings and Loan Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Naugatuck Valley Savings and Loan's capital position and its earnings, the substantial additional capital being raised in the reorganization and the potential benefits of Naugatuck Valley Savings and Loan Foundation within our community. See "Capitalization," "Regulatory Capital Compliance," and "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation." The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

         We have received an opinion from our independent tax advisor that Naugatuck Valley Financial's contribution of its stock to Naugatuck Valley Savings and Loan Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Naugatuck Valley Savings and Loan Foundation is required to pay Naugatuck Valley Financial Corporation for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Naugatuck Valley Savings and Loan Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Naugatuck Valley Savings and Loan Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

         Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Naugatuck Valley Savings and Loan Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Naugatuck Valley Savings and Loan Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Naugatuck Valley Savings and Loan Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Naugatuck Valley Savings and Loan Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

REGULATORY CONDITIONS IMPOSED ON THE CHARITABLE FOUNDATION

         Establishment of Naugatuck Valley Savings and Loan Foundation will be subject to the following conditions imposed pursuant to the regulations of the Office of Thrift Supervision:

         1.       the Office of Thrift Supervision can examine the foundation;

         2. the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

         3. the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

         4. the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

         5. the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

         6. the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the shareholders of Naugatuck Valley Financial Corporation.

         In addition, within six months of completing the reorganization, Naugatuck Valley Savings and Loan Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

         Our Board of Directors recommends that you vote FOR the proposal to establish and fund the charitable foundation.

         The charitable foundation will only be established and funded if both Proposal 1 and Proposal 2 are approved. If the plan of reorganization is approved and the charitable foundation is not approved, we may determine to complete the reorganization without the establishment of the charitable foundation.

                  REVIEW OF OFFICE OF THRIFT SUPERVISION ACTION

         Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of reorganization pursuant to this part may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss. 563b.205, whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in the proceeding, as provided in
Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the United States Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

                                   By Order of the Board of Directors


                                   Bernadette A. Mole
                                   Corporate Secretary

Naugatuck, Connecticut
[MAIL DATE]

                                 REVOCABLE PROXY


                        NAUGATUCK VALLEY SAVINGS AND LOAN

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                OF DIRECTORS OF NAUGATUCK VALLEY SAVINGS AND LOAN

         The undersigned depositor of Naugatuck Valley Savings and Loan hereby appoints the full Board of Directors as proxy to cast all votes which the undersigned is entitled to cast at a special meeting of depositors to be held at [MEETING LOCATION] at [MEETING TIME], [MEETING DATE], and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof:

         1. FOR or AGAINST the plan of reorganization and minority stock issuance pursuant to which Naugatuck Valley Savings and Loan will be reorganized into the mutual holding company structure. As part of voting on the plan of reorganization, depositors will be approving the proposed charters and bylaws for Naugatuck Valley Savings and Loan, Naugatuck Valley Financial Corporation and Naugatuck Valley Mutual Holding Company attached to the plan of reorganization. Pursuant to the plan of reorganization, Naugatuck Valley Financial Corporation will issue 55% of its common stock to Naugatuck Valley Mutual Holding Company, a federally chartered mutual holding company that will be formed pursuant to the plan of reorganization, will offer for sale to eligible depositors 43% of its common stock, and assuming approval of Proposal 2, will contribute 2% of its common stock to Naugatuck Valley Savings and Loan Foundation; and

         2. FOR or AGAINST the establishment of Naugatuck Valley Savings and Loan Foundation, a Delaware non-stock corporation, dedicated to the promotion of charitable purposes within the Greater Naugatuck Valley of Connecticut communities, and the contribution of a number of shares of authorized but unissued Naugatuck Valley Financial Corporation common stock in an amount equal to 2% of the common stock issued in the reorganization concurrently with completion of the reorganization of Naugatuck Valley Savings and Loan into the mutual holding company form of organization.

         This proxy will be voted as directed by the undersigned depositor. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED FOR ADOPTION OF THE PLAN OF REORGANIZATION AND FOR ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the special meeting.

         The undersigned may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of Naugatuck Valley Savings and Loan either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting, filing a written revocation and voting in person. The undersigned hereby acknowledges receipt of the notice of special meeting of depositors and proxy statement and accompanying prospectus.

   IMPORTANT: PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE. NOT VOTING WILL
              HAVE THE SAME EFFECT AS VOTING AGAINST BOTH PROPOSALS.

                   VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE MARK VOTE BY MARKING
ONE OF THE FOLLOWING BOXES AS
SHOWN  [X]

1. The plan of reorganization and minority stock issuance pursuant to which Naugatuck Valley Savings and Loan will be reorganized into the mutual holding company structure (as described on the reverse side of this proxy card).

                           FOR [ ]            AGAINST [ ]

2. The establishment and funding of the Naugatuck Valley Savings and Loan Foundation (as described on the reverse side of this proxy card).

                           FOR [ ]            AGAINST [ ]

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Depositors of Naugatuck Valley Savings and Loan called for [MEETING DATE] and a Proxy Statement for the Special Meeting prior to the signing of this proxy.



SIGNATURE                                                DATE:
--------------------------------------------             -----------------------


SIGNATURE                                                DATE:
--------------------------------------------             -----------------------


NOTE: PLEASE SIGN, DATE AND PROMPTLY RETURN ALL PROXY CARDS IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IMPORTANT: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS ON THIS PROXY. JOINT ACCOUNTS NEED ONLY ONE SIGNATURE. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, AGENT, OFFICER, EXECUTOR, TRUSTEE, GUARDIAN, ETC., PLEASE ADD YOUR FULL TITLE TO YOUR SIGNATURE.